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                                                                 Exhibit 10.15.1

                                 FOURTH ADDENDUM
                                10,000 SF PORTION

In reference to the contract (Standard Industrial/Commercial Multi-Tenant Lease
- Modified Net) dated April 24, 1997 covering the premises commonly known as 2142 Research Drive, Livermore CA 94550 between FORMFACTOR, INC. (a Delaware corporation) as Lessee and PAUL E. IACONO as Lessor.

                        FIRST OPTION TO EXTEND LEASE TERM

Per the terms in Paragraph 52 of the subject Lease, Lessee is exercising their first Option to Extend the term for twelve (12) months commencing February 1, 2003 (10,000 SF portion).

The new rental rate is as follows: Month 1 through 12 $5,986.00/Month NNN

OPTION TO EXTEND

Lessor hereby grants to lessee one (1) additional "option to Extend" the lease term. The "Option to Extend the lease term shall be for a one (1) year lease term on the same terms and conditions as set forth in the Lease, but at an increased rent set forth in the following paragraph. The Option to Extend shall be exercised only by written notice delivered to Lessor at least ninety (90) days prior to the expiration of the lease term. If Lessee fails to deliver Lessor written notice to exercise the Option to Extend the lease term within the prescribed time period, said Option shall lapse, and there shall be no further right to extend the lease term. The Option shall be exercised by Lessee on the expressed conditions that (a) at the time of the exercise, and at all times prior to the commencement of such Extension, Lessee shall not be in default under any of the provisions of the Lease and (b) Lessee has not been ten (10) or more days late in the payment of rent more than a total of three (3) times during the Lease term.

OPTION TO EXTEND-BASE RENT

Months 01-12 Rent per month shall be changed*at C.P.I.. adjustment

*C.P.I. ADJUSTMENT

The rent described in the above paragraph shall be adjusted upon the exercised "Option to Extend" lease. On the "adjustment date," the rent shall be adjusted in the same percentage Proportion that the Consumer Price Index, for All Urban Consumers "All Items" for the San Francisco-Oakland area compiled by the U.S. Department of Labor, Bureau of Labor Statistics ("the index"), has changed as compared to the last published Consumer Price Index prior to the previous "adjustment date." In no event, however, shall the rent be less than that described above. If the Index is discontinued or revised, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

SECURITY DEPOSIT:

Lessor is now holding $6,015.00 as a security deposit per Paragraph 1.7 and Paragraph 5 per the terms of the April 24, 1997 Lease.

READ AND AGREED:

LESSOR: PAUL E. IACONO                     LESSEE: FORMFACTOR, INC.
BY:     /s/ Paul E. Iacono                 BY:     /s/ Jens Meyerhoff
   -----------------------------               ---------------------------------
        Paul E. Iacono
        Owner                              Name Printed   Jens Meyerhoff
                                                        ------------------------

                                           TITLE   CFO
                                                 -------------------------------

Executed on   10-1-02                      Executed on    10/4/02
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